# ARTICLES OF AMENDMENT TO THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NELNET, INC.

Pursuant to the provisions of Section 21-2,155 of the Nebraska Model Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment with respect to its Third Amended and Restated Articles of Incorporation:

1. The name of the corporation is Nelnet, Inc.

2. The following amendment to the corporation's Third Amended and Restated Articles of Incorporation was adopted and approved in the manner required by the Nebraska Model Business Corporation Act and by the corporation's Third Amended and Restated Articles of Incorporation:

The text of the amendment to the corporation's Third Amended and Restated Articles of Incorporation is to amend Section 4.6 of Article IV thereof to read as follows:

4.6. Conversion. Class A Common Stock is not convertible. Each share of Class B Common Stock is convertible at any time at the holder's option into one (1) share of Class A Common Stock. Each share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock, without any action by the Corporation or further action by the holder thereof, upon the Transfer (as defined below) of such share, other than the following Transfers: (i) to any other holder of Class B Common Stock or to any natural person or business organization that, directly or indirectly, controls, is controlled by or is under common control with such holder ("business organization" shall mean any corporation, limited liability company, partnership or like entity); (ii) to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B Common Stock; (iii) to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the corresponding provision of any subsequent federal tax law; (iv) to a trust all of the Beneficiaries (as defined below) of which are holders of Class B Common Stock (or are eligible to hold Class B Common Stock without triggering a conversion) each of whom is a natural person as described in clause (ii) hereof, and/or are entities described in clause (iii) hereof; (v) by will to any transferee described in clause (ii), (iii) or (iv) hereof; (vi) pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent and/or descendant, whether natural or adopted, of a holder of Class B Common Stock; or (vii) to the Corporation. Notwithstanding the foregoing, a share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock, without any action by the Corporation or further action by the holder thereof, upon any Transfer of such share pursuant to a divorce or separation agreement, decree or order. "Transfer" means a sale, assignment, transfer, gift, encumbrance or other disposition, other than a bona fide pledge for collateral security purposes. "Beneficiaries" means qualified beneficiaries of a trust, expressly intending to exclude any remote beneficiaries and any beneficiaries not otherwise existing or otherwise reasonably ascertainable, identifiable or known at the time of the Transfer to such trust under the laws of the State of Nebraska and/or the laws of the state governing such trust.

In the event at any time the shares of the Class B Common Stock outstanding constitute less than 50% of the Class B Common Stock outstanding as of the date of the final prospectus relating to the Corporation's initial public offering (as adjusted for any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar capitalization change), each remaining share of Class B Common Stock outstanding shall automatically be converted into one (1) share of Class A Common Stock.

The Corporation will reserve and at all times keep available out of its authorized but unissued shares of Class A Common Stock or its shares of treasury stock of such class a sufficient number of shares of Class A Common Stock to satisfy the conversion requirements of all outstanding shares of Class B Common Stock.

3. The date of the amendment's adoption was May 23, 2019.

4. The amendment was duly approved by the shareholders of the corporation in the manner required by the Nebraska Model Business Corporation Act and by the corporation's Third Amended and Restated Articles of Incorporation.

Dated as of the 23rd day of May, 2019.

NELNET, INC.

By: Jeffrey R. Noordhoek

Jeffrey R. Noordhoek,
Chief Executive Officer